Exhibit 10.1

April 12, 2006

[Address on file with the Company]

Personal and Confidential

Mr. Bedi Ajay Singh

Dear Mr. Singh:

This letter agreement (“Agreement”), when executed by both you and Gemstar-TV Guide International, Inc. (the “Company”), will be binding and confirm the agreement between you and the Company relating to your employment by the Company. Upon its execution, this Agreement will supersede any and all prior agreements, understandings, arrangements and/or communications, whether express or implied, oral or written, between you and the Company and/or its affiliates relative to your employment with the Company. As used herein, the term “Agreement” shall be deemed to include the General Terms and Conditions, Exhibit A, Exhibit 1 and Exhibit 2 to be attached hereto and by this reference made a part of this Agreement. By signing this letter, you represent and warrant that you are not bound by any agreements, contracts, or commitments which would, in any way, prevent or limit you from accepting this offer or your performance of or contribution to the position you are being offered.

1. The Company hereby employs you and you hereby accept such employment, upon the terms and conditions hereinafter set forth, for a term of three (3) years commencing April 17, 2006 (the “Effective Date”) and continuing through April 16, 2009, unless earlier terminated as provided herein (the “Term”). This Agreement may be extended or renewed by mutual written agreement of the parties signed by you and an authorized representative of the Company. If the Company desires to discuss an extension or renewal of the Term, the Company shall so notify you not less than ninety (90) days prior to its expiration, in order to permit you and the Company to enter into good-faith negotiations relating to such extension or renewal.

2. During the Term, you shall serve as Executive Vice President and Chief Financial Officer of the Company and in that position shall (i) oversee all accounting and financial operations of the Company, (ii) oversee jointly with another senior executive the functions of the Company’s Information Technology department, and (iii) handle such other and/or additional duties and responsibilities, consistent with your position as Executive Vice President and Chief Financial Officer, as are assigned to you from time to time (and agree to such travel both within and outside the United States as may reasonably be required in connection with the rendering of your services hereunder). You agree to devote the time and attention necessary to fulfill the duties of your employment hereunder.

3. During the Term, you shall receive on regular pay dates as then in effect under applicable Company policy a base salary at an annualized rate of (i) $625,000.00 during the first year of the Term; (ii) $656,000 during the second year of the Term; and (iii) $690,000 during the third year of the Term. Any increases to your compensation, including but not limited to your base salary, following the Term of this Agreement shall be made at the Company’s sole discretion.

4. (a) During the Term, you will be eligible to earn an annual bonus based on the bonus plan for comparable executives of the Company then in effect and such criteria as the Company determines in its sole discretion which may include without limitation the performance of the Company, of the Corporate business unit, of departments and areas you oversee, and your individual performance. Any decision to pay you a bonus and the amount thereof, if any, shall be determined in the sole and absolute discretion of the Company. The targeted amount of your bonus is forty percent (40%) of your annualized base salary.

(b) Also during the Term, you shall be eligible to be considered for periodic grants of non-qualified stock options pursuant to the controlling stock option plan, if any, then in effect for the Company and its employees as and when such grants are considered generally for other employees at the same level. Any decision to grant you stock options and the number thereof shall be determined in the sole and absolute discretion of the Company.

(c) Additionally, upon the commencement of your employment hereunder, you shall receive a one-time grant of nonqualified stock options (the “Options”) under the Gemstar-TV Guide International, Inc. 1994 Stock Incentive Plan, as amended and/or restated (the “Plan”) from time to time, or under any successor plan as may thereafter be in effect and applicable to the Company and you, to acquire three hundred thousand (300,000) shares of the Company’s common stock (“Common Shares”). Each Option shall represent the right to acquire one (1) Common Share. Subject to earlier termination of the Options as provided in the controlling stock option plan and stock option agreement, the Options shall vest in equal installments of twenty-five percent (25%) on each anniversary of the “Grant Date” (as defined below) over a four (4) year period, and shall expire on the close of business on the last business day of the Company coinciding with or immediately preceding the day before the tenth anniversary of the Grant Date. The exercise price per Common Share of each Option shall equal the closing price for a Common Share on the NASDAQ National Market Reporting System (or successor system) on the date (the “Grant Date”) which shall be the Effective Date. Any grant of Options shall be subject to your execution and delivery of the Company’s written stock option agreement and shall be subject to the terms and conditions of such agreement and the controlling stock option plan.

5. During the Term, the Company shall provide you a car allowance of eight hundred dollars ($800.00) per month to be used for the purchase or lease and maintenance of an appropriate automobile for your use.

6. During the Term, you shall be eligible for all employee benefits applicable to other comparable executives of the Company from time to time, which may include without limitation medical and dental insurance, 401(k) plan, life insurance and long-term disability insurance.

7. During the Term, you shall be entitled to paid vacation per calendar year in accordance with the plans, practices, programs and policies then in effect for the Company; provided, however, since vacation time for you is not accrued, you shall not be eligible to receive payment, or be paid, for any unused vacation time and no unused vacation time shall be carried over from one year to the next or otherwise accumulated.

8. During the Term, the Company shall pay or reimburse you for all reasonable business expenses actually incurred or paid by you in the scope of your employment and the performance of your services hereunder upon the presentation of such supporting documentation as the Company requires. Payment or reimbursement of such expenses shall be subject to all Company policies regarding the reporting of and payment of business expenses as in effect generally from time to time. In addition, the Company agrees to pay or reimburse you for reasonable attorney’s fees and costs, not to exceed an aggregate amount of $5,000, incurred by you in connection with the review and negotiation of this Agreement.

9. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs described in Sections 4, 6, 7, and 8 hereof at any time without advance notice (except as mandated by applicable law) or recourse by you so long as such action is taken in a way that does not single you out.

10. (a) You agree that during your employment, either pursuant to the terms of this Agreement or on an at will basis thereafter, you will have no interest, directly or indirectly, in any business, activity or endeavor that the Company or its affiliates is currently engaged in or that the Company or its affiliates engages in at any time during the period you are employed by the Company, and you will perform no services for any person, firm or corporation engaged in any such business; provided, however, that nothing here shall prevent you, (i) from having

Bedi Ajay Singh	Letter Agreement

an interest, directly or indirectly, of less than 3% of any publicly traded company or (ii) upon approval of the Company, from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any affiliate of the Company.

(b) You shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Company may from time to time establish, including without limitation the Company’s Standards of Business Conduct and Code of Ethics, as well as those imposed by law.

11. (a) Cause, Death or Disability. If your employment is terminated by the Company for “Cause” (as defined below, this Agreement shall terminate without further obligations to you other than for the timely payment of your annualized base salary through the date of termination to the extent not theretofore paid. The Company shall be deemed to have terminated your employment for “Cause” in the event that you have engaged in or committed (i) willful misconduct, gross negligence, theft or fraud; (ii) any willful act that is reasonably likely to, or which does in fact, have the effect of materially injuring the reputation, business or a business relationship of the Company; or (iii) breach of any material term of this Agreement. In the event the Company determines that Cause for termination exists based on any of the foregoing grounds, you shall be given thirty (30) days to cure such ground for Cause, if it is curable. After the expiration of any such cure period, the Company shall make a determination as to whether you have cured such ground for termination for Cause. If it is subsequently determined that the Company did not have Cause for termination under this Section 11(a), then the Company’s decision to terminate shall be deemed instead to have been a determination that your services are no longer needed or desired under Section 11(c) and the amounts payable thereunder shall be the only amounts you may receive. In the event that your employment is terminated due to your death or disability, this Agreement shall terminate without further obligations to you other than for the timely payment to you or, in the event of your death, to your personal representatives (1) of your annualized base salary through the date of termination to the extent not theretofore paid, (2) a pro rata bonus (based on the number of days elapsed) for the calendar year during which your death or disability occurs, and (3) the Options, to the extent outstanding and not previously vested at the time of such termination, shall thereupon vest in full and shall, subject to earlier termination pursuant to Section 4.2 and/or other provisions of the Plan, continue to be exercisable for a period of one year after such termination.

(b) Good Reason. During the Term, you may terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the Company requires you, without your consent, to relocate your principal office more than fifty (50) miles away from the greater Los Angeles, California metropolitan area without your consent; (ii) the Company substantially diminishes your duties or responsibilities without your consent; (iii) a reduction in your annualized base salary; or (iv) a material breach of this Agreement by the Company. Before terminating your employment for Good Reason under subsections (i), (ii), (iii) or (iv), you shall give the Company written notice of your intent to terminate for Good Reason and the basis therefor, and, if such Good Reason is curable, the Company shall have thirty (30) days to cure (the “Cure Period”). If the Company fails to cure the Good Reason within the Cure Period, you may terminate your employment and this Agreement upon an additional ten (10) days’ written notice. Notwithstanding the foregoing, for all purposes under this Agreement, any termination by you for Good Reason shall be treated as if a determination had been made by the Company that your services are no longer needed or desired under Section 11(c) of this Agreement, and the amounts payable thereunder shall be the only amounts you may receive.

(c) Contract Payout Status. If the Company determines that it no longer needs or desires your services during the Term for other than for “Cause” or your death or disability, your employment shall be subject to, and the Company shall have no further obligations to Employee except as provided in, the Contract Payout Status Policy attached hereto as Exhibit A.

12. In consideration of the making of this Agreement, as well as of the other consideration stated herein, you expressly agree that any contract, agreement or understanding between you and the Company and/or its affiliates with respect to severance or termination pay, notice of severance or termination, or pay in lieu of any notice of

Bedi Ajay Singh	Letter Agreement

severance or termination previously extended to you, whether by way of contract, letter, or any termination or severance policy, program, practice or arrangement, is hereby rescinded and waived. You agree that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of your employment and you covenant not to assert or pursue any other remedies, at law or in equity, with respect to any termination of your employment. If you violate this Agreement by bringing or maintaining any charges, claims, grievances, or lawsuits contrary to this provision, you shall pay all costs and expenses of the Company and/or related persons or affiliated entities in defending against such charges, claims or actions brought by you or on your behalf, including but not limited to reasonable attorneys’ fees, in addition to all damages suffered or incurred by the Company and/or its affiliates.

13. You acknowledge and agree that the Company has no obligation to renew this Agreement or to continue your employment after any termination of, or the expiration of, this Agreement, and expressly acknowledge that no promises or understandings to the contrary have been made or reached. In the event you continue in the employ of the Company after the end of the Term, your employment shall be solely on an “at will” basis and this Agreement shall no longer be in effect for any purpose except for those provisions that are expressly stated herein to survive the expiration or earlier termination of this Agreement Notwithstanding any other provision in this Agreement, the Company may terminate your employment or determine that your services are no longer needed or desired at any time for any or no reason without prior notice; provided, however, that if such termination or determination occurs during the Term, such termination or determination shall be subject to the provisions of Section 11 above.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date shown at the top of this letter.

Sincerely,

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By	/s/ Richard Battista
Richard Battista
Chief Executive Officer

THE FOREGOING IS ACKNOWLEDGED, ACCEPTED AND AGREED TO:

/s/ Bedi Ajay Singh
Bedi Ajay Singh

Bedi Ajay Singh	Letter Agreement

GENERAL TERMS AND CONDITIONS

I.	ARBITRATION.

Any Dispute between Employee and Company shall be resolved exclusively and finally by arbitration administered by the National Arbitration Forum (NAF) and conducted under its rules, except as otherwise provided below. Employee and Company will agree on another arbitration forum if NAF ceases operations. The term “Dispute”, for purposes of this provision, shall mean any dispute, controversy, or claim arising out of or relating to (i) this Agreement, its enforcement, interpretation, termination, applicability or validity thereof, (ii) an alleged breach, default, or misrepresentation in connection with any of its provisions, or (iii) Employee’s employment, including, but not limited to, any state or federal statutory claims. The arbitration shall be conducted before a single arbitrator and will be limited solely to the Dispute between Employee and the Company. The arbitration, or any portion of it, shall not be consolidated with any other arbitration and shall not be conducted on a class-wide or class action basis. The arbitration shall be held in Los Angeles, California and shall be conducted in accordance with the NAF rules for the resolution of Employment Disputes as the exclusive forum for the resolution of such Dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. This arbitration agreement shall be enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-14 et seq., and final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Except as specifically provided for herein, should either party bring a Dispute in a forum other than the NAF, the arbitrator may award the other party its reasonable costs and expenses, including attorneys fees, incurred in staying or dismissing such other proceedings or in otherwise enforcing compliance with this dispute resolution provision. The parties acknowledge, agree and understand that they are hereby unequivocally waiving any rights to litigate disputes through a court, including the right to litigate claims on a class-wide or class action basis, and that they have expressly and knowingly waived those rights and agree to resolve any Disputes through binding arbitration in accordance with the provisions of this paragraph. Employee and Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his/her reasonable attorneys’ fees and costs (including forum costs associated with the arbitration) incurred by it or him/her in connection with resolution of the dispute in addition to any other relief granted. Information may be obtained from the NAF on line at www.arb-forum.org, by calling 800-474-2371, or writing to P.O. Box 50191, Minneapolis, MN, 55405.

II.	NON-SOLICITATION/EMPLOYER INTERESTS.

Employee promises and agrees that during Employee’s employment and for twelve (12) months following the termination of Employee’s employment, for any reason whatsoever, Employee will not (1) influence or attempt to influence customers of the Company or any of its affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any affiliate of the Company; or (2) take any action which is intended, or would reasonably be expected to, adversely affect the Company and/or its affiliates, or adversely affect the businesses, reputation, or relationship the Company and/or its affiliates with its or their customers, business partners, or vendors; provided, however, it shall not be a breach of this provision, after termination of this Agreement, to solicit future business from any person or entity with whom he had conducted business, on behalf of himself or any other entity, prior to the Effective Date, provided that such solicitation is not otherwise in violation of this Section II.

III.	SOLICITING EMPLOYEES.

Employee promises and agrees that during Employee’s employment and for twelve (12) months following the termination of Employee’s employment, for any reason whatsoever, Employee will not directly or indirectly solicit any employees of the Company or its affiliates to work for any business, individual, partnership, firm, corporation, or other entity; provided, however, that this provision shall not prohibit Employee from employing personnel from the Company or its affiliates who respond (without other solicitation of any kind whatsoever) to general solicitations of employment directed to the public at large.

IV.	CONFIDENTIAL INFORMATION.

A. Employee, in the performance of Employee’s duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its affiliates, or its or their agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to Employee in confidence. Except in the performance of duties on behalf of the Company, Employee shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee’s) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which Employee prepares, uses or encounters, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Employee’s possession or under Employee’s control; provided, however, that Employee may retain in his possession any Confidential Material that reflects the terms of his employment with the Company or the terms or amount of his compensation and benefits.

B. Employee hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material by any means whatsoever and any time before, during or after Employee’s employment with the Company shall constitute unfair competition. Employee agrees that Employee shall not engage in unfair competition either during the time employed by the Company or any time thereafter.

C. Until this Agreement ceases (through no fault of Employee’s) to be confidential because it has become part of the public domain, Employee further agrees to keep the terms and contents of this Agreement completely confidential, except to consult with Employee’s legal, tax or other financial advisors or immediate family members, or as otherwise required by law.

V.	ASSIGNMENT OF RIGHTS.

Employee hereby assigns to the Company, to the extent not previously assigned to the Company and/or its affiliates, all of Employee’s rights, title and interest in and to any and all inventions (and all proprietary rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee’s employment with the Company or its affiliates. Employee recognizes that this Agreement does not require assignment of any invention demonstrated by Employee to qualify fully for protection under Section 2870 of the California Labor Code, the text of which is substantially set forth below:

2870. Employment agreements; assignment of rights

i Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(b) result from any work performed by the employee for the employer.

ii To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Employee acknowledges that all original works of authorship which have been and/or are made by Employee (solely or jointly with others) within the scope of Employee’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

From time to time, as and when requested by the Company and/or its affiliates, Employee will execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as the Company and/or its affiliates may reasonably deem necessary or desirable to effectuate or evidence the assignment(s) contemplated by this Section V, including, without limitation, executing and delivering to the Company and/or its affiliates or its or their designee such further assignments and other instruments, in each case as the Company or its affiliates may reasonably request for such purpose.

VI.	INJUNCTIVE, EQUITABLE AND OTHER RELIEF

Employee acknowledges, understands and agrees that the services to be furnished by Employee during Employee’s employment and the rights and privileges granted by the Company to Employee are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by Employee of any of the provisions contained herein will cause the Company irreparable injury and damage. Employee expressly agrees that, notwithstanding any other provision contained herein, the Company shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement by Employee. Resort to such equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

VII.	COOPERATION.

In consideration of the agreements and consideration contained in this Agreement, Employee agrees that Employee shall cooperate fully with the Company and/or its affiliates, if so requested, with respect to any internal or external investigation or inquiry as well as any issues, claims or litigation (whether or not currently pending) involving the Company and/or its affiliates or any of those entities’ employees, including providing information and assistance and being reasonably available for both pre-trial discovery and trial proceedings at no out-of-pocket cost to Employee. Employee further agrees to participate in any such investigation, inquiry, proceedings or action and to provide truthful and accurate testimony, documents, records and any other information requested at no out-of-pocket cost to Employee. In addition, Employee agrees to meet with attorneys or representatives of the Company, upon reasonable notice, in connection with any such investigation, inquiry, proceedings or action.

VIII.	MISCELLANEOUS.

A. WITHHOLDING. Notwithstanding any other provision in this Agreement, all amounts payable under this Agreement shall be subject to and reduced by standard or other applicable withholding and other authorized deductions.

B. SUCCESSORS.

1. This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

2. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and

2	General Terms and Conditions

assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include, and this Agreement may be assignable without Employee’s prior written consent to, (i) any firm, corporation or other successor or surviving entity resulting from a merger, consolidation or other business combination involving the Company, (ii) the transferee of all or substantially all of the assets of the Company or (iii) an affiliate of the Company, in each case whether the Agreement is assigned by the Company, by operation of law, or otherwise.

C. WAIVER.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

D. MODIFICATION.

This Agreement may not be amended or modified other than by a written agreement executed by Employee and the Company’s Chief Executive Officer or other officer authorized by the Company’s governing body.

E. SAVINGS CLAUSE.

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

F. COMPLETE AGREEMENT.

This Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

G. GOVERNING LAW.

This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

H. CONSTRUCTION.

Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

I. COMMUNICATIONS.

All notices, requests, demands or other communications required or permitted hereunder shall be in writing and shall be addressed, if to the Company, to c/o Gemstar-TV Guide International, Inc., 6922 Hollywood Blvd., 12th Floor, Los Angeles, CA 90028-6117, attention: Chief Executive Officer, with a copy to the Company’s General Counsel at the same address, and, if to Employee, to the address stated in the first paragraph of this Agreement. Notices given under this Agreement shall be given personally, by nationally recognized overnight express service, or by certified or registered mail, postage prepaid, return receipt requested. Notice shall be deemed to have been given and effective: (i) on the day it is delivered personally; (ii) on the day it is delivered if given by nationally recognized overnight express service; or (iii) three (3) days after the postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested. Either party may change the address at which notice shall be given by written notice given in the above manner.

J. NAME, BIOGRAPHY, LIKENESS, PUBLICITY RELEASES.

The Company and its affiliates shall have the right to use Employee’s name, biography and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement. Nothing contained herein shall prohibit the Company from making any public disclosures required by applicable laws or the listing requirements of any exchange on which the Company’s securities are listed.

K. SURVIVAL.

Sections 9, 10, 12 and 13 of the letter agreement to which these General Terms and Conditions are to be attached and Sections I through VIII of these General Terms and Conditions shall survive the expiration or earlier termination of this Agreement.

L. EXECUTION.

This Agreement is being executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

2	General Terms and Conditions

Exhibit A

CONTRACT PAYOUT STATUS POLICY

The Company may determine that it no longer needs or desires the services of an employee who is employed pursuant to a personal services agreement for a specified term. Under such circumstances, the Company may place the employee on “contract payout status.” An employee placed on “contract payout status” will not be offered continued employment with the Company after expiration of the employee’s personal services agreement. Any existing options to extend the term of the personal services agreement will not be exercised.

An employee placed on contract payout status may choose to proceed under one of the following two options:

Option #1 - Mitigation:

•	The employee does not need to report to work. Instead, the employee’s primary job duty is to search for comparable employment. Under this option, the employee will be required to provide the Company, on a monthly basis, with a written status report regarding the employee’s job search efforts in accordance with the letter of instruction (substantially in the form attached hereto as Exhibit “1”) which the Company will provide.

•	During the time the employee is searching for a new job, and provided that the employee timely submits to the Company complete and accurate status reports regarding his or her job search efforts, the employee will:

•	Remain on the Company’s payroll as an active employee;

•	Continue to receive all applicable Company benefits; and

•	Continue to vest normally, in accordance with the applicable stock option plan(s) and stock option agreement(s), any stock options heretofore granted to employee.

•	Once the employee obtains a new job (whether on a full-time, part-time, or independent contractor basis, or self-employment), the employee shall provide the Company with documentation regarding his or her rate of pay, earnings and benefits. The employee shall furnish to the Company such related documentation as requested, such as copies of W-2 or Form 1099 statements for the remaining period of the personal services agreement.

•	The employee’s employment with the Company and all applicable Company benefits will be terminated once the employee obtains a new job (whether on a full-time, part-time, or independent contractor basis, or self-employment).

•	If the new job the employee obtains does not pay a salary comparable to what the employee earns with the Company, the Company will pay the employee the difference between the employee’s new salary and his or her salary at the Company for the remaining period of the personal services agreement (excluding any options periods, which will not be exercised). However, regardless of whether the new job pays a comparable salary, upon acceptance of the new job all applicable Company benefits will be terminated.

•	Upon the employee’s termination from the Company, information regarding benefits continuation (COBRA) will be sent to the employee.

Option #2 – Lump-Sum Payment/Settlement:

•	The employee and the Company will negotiate a one-time lump-sum payment to the employee, in exchange for which the employee shall execute a Separation Agreement and General Release (“Release”), substantially in the form attached hereto as Exhibit “2” which the Company shall prepare. The Release will include, among others, provisions which terminate the personal services agreement, the employee’s employment with the Company, and all applicable Company benefits.

•	Upon the employee’s termination from the Company, information regarding benefits continuation (COBRA) will be sent to the employee.

•	The employee will not be required to furnish the Company with monthly written status reports regarding the employee’s job search efforts. Further, unless the Release specifies otherwise, if the employee accepts a new job within a short period of time after receiving the lump-sum payment, the Company will not seek an offset against the lump-sum payment.

•	For the employee’s information, the lump-sum payment is generally considered supplemental income and may be taxed at a higher percentage rate.

If the employee fails or refuses to choose one of the two options, the Company will require the employee to proceed under “Option #1—Mitigation.” If an employee proceeding under Option #1 (whether by choice or otherwise) fails to comply with the requirements outlined under Option #1 (e.g., furnishing the Company with accurate and complete monthly written status reports), the Company may suspend payroll payments to the employee until the employee complies. The Company also reserves all other legal rights, including the right to terminate the personal services agreement for “cause” in accordance with the terms of such agreement.

Exhibit A	2	Contract Payout Status Policy

Exhibit “1”

Instructions re Status Reports

DATE

EMPLOYEE NAME

EMPLOYEE ADDRESS

EMPLOYEE ADDRESS

Dear Mr./Ms.                     :

Effective                     , you shall be relieved of your day to day duties as (EMPLOYEE’S TITLE). As the Company is not currently taking the position that you have breached your personal services agreement or were terminated for performance reasons, we will retain you on the payroll through the expiration date of your personal services agreement, on the terms and conditions detailed in this letter. You will receive regular paychecks (direct deposit is not available) contingent upon you returning the complete mitigation verification form referenced (which the Company will provide). The expiration date of your personal services agreement excludes any future option(s) to extend the term of your personal services agreement, which the Company hereby declines to exercise.

In order to remain on the payroll, you must provide the following information:

1. Monthly statements detailing completely and accurately your efforts to find employment, including applications made, interviews held, offers made, your response, and any other information concerning your efforts to find employment; and

2. Monthly statements detailing completely and accurately all monies whatsoever received by you from any source as a result of your working, whether full-time or part-time, temporary or permanent or any other manner, or as a result of your efforts in any trade or business.

For so long as you continue to provide this information and are acting diligently in your efforts to mitigate your damages, you will continue to receive payments at your final rate of pay, less any monies received from other work or efforts in any trade or business, until the expiration date of your personal services agreement or until you obtain a new job, whichever is earlier. In the event that you obtain a new job, you agree to notify the Vice President of Human Resources of the Company within two (2) business days thereafter, and your employment with the Company and all applicable Company benefits will then be terminated, but the Company will pay you the difference, if any, between your new salary and your salary at the Company for the remaining period of the term of your personal services agreement (excluding any options periods, which, as provided above, the Company has declined to exercise.)

All monthly statements shall be sent to the Company so that such statements are received within the first five (5) business days of any applicable month, and statements shall be addressed to the following:

Human Resources Department

Gemstar-TV Guide International, Inc.

6922 Hollywood Blvd, 12th Floor

Los Angeles, California 90028-6117

Please feel free to contact me if you have any questions about this procedure.

Sincerely,

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:
Name:
Title:

MONTHLY STATEMENT

I,                                         , certify under penalty of perjury that I have taken all reasonable good-faith measures to mitigate my damages in accordance with applicable law by seeking suitable alternate employment, that the following information is complete, true and correct, and that I have taken the following steps for the period from                          , 200     through                          , 200    :

1.	I have contacted the following employers:

Name	Address	Telephone Number	Interview Date	Status

2.	I have also made the following efforts to seek employment:

3.	(If applicable) I have taken the following steps toward self-employment (e.g., starting a business):

4.	(If applicable) I have accepted a full-time employment effective , 200 at the following salary: .

5.	I have earned the following wages from an employer other than [Applicable Gemstar-TV Guide Company] (if any): .

[Name of Employee]

Date

Exhibit “1”	2	Status Reports

Exhibit “2”

Separation Agreement and General Release

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into by and between                                  (“[LAST NAME OF EMPLOYEE”), on the one hand, and [NAME OF COMPANY], (the “Company”) on the other hand.

RECITALS:

A. The parties acknowledge and agree that [EMPLOYEE]’s employment will terminate on [DATE] (the “Termination Date”), after which date [EMPLOYEE] shall perform no further duties, functions or services on behalf of the Company.

B. [EMPLOYEE] and the Company want to settle fully and finally all potential disputes or differences between them, including, but not limited to, all potential disputes or differences which arise out of or relate to [EMPLOYEE]’s employment or separation of employment with the Company.

NOW, THEREFORE, [EMPLOYEE] and the Company understand and agree as follows:

1. Payment by the Company.

The Company agrees that, within ten (10) business days of the effective date of this Agreement as defined in paragraph 3 below, it will deliver a check payable to [EMPLOYEE] in the amount of                                    Dollars ($                .00), less all appropriate withholdings and deductions (this amount shall be referred to herein as the “Payment”). [EMPLOYEE] acknowledges that upon execution of this Agreement, the Payment described herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to [EMPLOYEE] (including, but not limited to, all forms of payments and/or compensation described in paragraph 2 below) as a result of [EMPLOYEE]’s employment with the Company and/or the termination of that employment and that in the absence of this Agreement, [EMPLOYEE] would not be entitled to the Payment as specified in this paragraph 1 and the other consideration provided under this Agreement.

2. No Other Payments or Monies Owed.

[EMPLOYEE] acknowledges, understands and agrees that [EMPLOYEE] has been or will be compensated by the Company in full for all wages and other pay earned and accrued by [EMPLOYEE] through the Termination Date and that, except for the Payment described in paragraph 1 above, no other wages, bonuses, vacation pay, or other payments or compensation of any kind whatsoever are owed to [EMPLOYEE] or will be paid to [EMPLOYEE] by the Company. [EMPLOYEE] further acknowledges, understands and agrees that except for the Payment described in paragraph 1 above, [EMPLOYEE] is not eligible to receive and will not receive any other separation or severance pay from the Company in connection with [EMPLOYEE]’s employment, the termination of [EMPLOYEE]’s employment or [EMPLOYEE]’s execution of this Agreement.

3. Effective Date of Agreement.

This Agreement shall become effective only upon: (i) receipt by the Company of an executed copy of this Agreement; and (ii) the expiration of the revocation period described in subparagraph (b) of paragraph 10 below.

4. Company Benefits.

Except as set forth below and as mandated by applicable law, all Company-sponsored employee benefits provided to [EMPLOYEE] shall cease as of the close of business on the Termination Date.

a. Health Benefits: [EMPLOYEE]’s eligibility to participate in the Company’s group medical, dental and vision plans shall cease as of the last day of the calendar month during which the Termination Date occurred. Thereafter, [EMPLOYEE] will be eligible to continue participation in the Company’s group health plans, in accordance with and subject to the conditions and limitations of the federal Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”).

b. 401(k) Plan: [EMPLOYEE] shall retain all vested benefits that [EMPLOYEE] has accrued in the Company’s 401(k) Plan through the Termination Date. [EMPLOYEE]’s rights with respect to any such vested benefits shall be exclusively governed by the terms and provisions of the applicable 401(k) Plan documents, as they may be amended from time to time, and interpreted by the plan’s administrators. [EMPLOYEE] understands and agrees that no additional or accelerated rights or vesting are being conferred as a result of the termination of [EMPLOYEE]’s employment or [EMPLOYEE]’s execution of this Agreement. This Agreement does not, and is not intended to, grant to [EMPLOYEE] any different or additional rights in connection with [EMPLOYEE]’s participation in the 401(k) Plan. [EMPLOYEE] expressly understands and agrees that the Company has not made and does not make any representation of any kind or nature whatsoever regarding the past, current or future value of [EMPLOYEE]’s benefits, if any, under the 401(k) Plan and [EMPLOYEE] further understands and agrees that any claim arising on or before the date on which [EMPLOYEE] executes this Agreement concerning the value of any such benefits is hereby released and waived pursuant to paragraph 10(a) of this Agreement.

c. Stock Options: In accordance with the Employment Agreement (as defined in Section 20), (i) [EMPLOYEE] shall retain all unexercised stock options, if any, that’s have been granted to [EMPLOYEE] and which vested on or before the Termination Date, and (ii) except as otherwise provided in the Employment Agreement, all such vested stock options shall continue to be exercisable for a period of three (3) months after the Termination Date in accordance with and subject to the terms of the controlling stock option plan(s) and stock option agreement(s). This Agreement is not intended to and shall not amend the terms of the controlling stock option plan(s) and/or stock option agreement(s). [EMPLOYEE] expressly understands and agrees that the Company has not made and does not make any representation of any kind or nature whatsoever regarding the past, current or future value of any stock options that may have been granted to [EMPLOYEE] under the stock option plan and [EMPLOYEE] further understands and agrees that any claim arising on or before the date on which [EMPLOYEE] executes this Agreement concerning the value of any such stock options is hereby released and waived pursuant to paragraph 10(a) of this Agreement.

5. Return of Company Property.

[EMPLOYEE] represents and agrees that [EMPLOYEE] has returned to the Company any and all Company property in [EMPLOYEE]’s possession, custody or control, and/or in the possession, custody or control of [EMPLOYEE]’s agents or representatives, including all originals and all copies of files, records, documents, computer disks, computer files, contact lists, and all of the Company’s equipment, including telephones, pagers and computers.

6. Confidentiality.

[EMPLOYEE] acknowledges that in the course of [EMPLOYEE]’s employment with the Company, [EMPLOYEE] had access to confidential and proprietary information concerning the Company and its affiliates, its and their operations, future plans and method of doing business, including, by way of example, but by no means limited to, highly proprietary information about the Company’s and its affiliates’ customers, product development, financial matters, marketing, pricing, costs and compensation (hereinafter “Confidential Information” all of which information [EMPLOYEE] understands and agrees would be extremely damaging to the Company and its affiliates if disclosed to a competitor of the Company or its affiliates or any other person or entity. As used herein, the term “competitor” includes, but is not limited to, any person or entity engaged in a business similar to that of the Company or any of its subsidiary or affiliated companies. [EMPLOYEE] understands and agrees that such information has been divulged to [EMPLOYEE] in confidence, and that, at all times, in addition to any other duty or agreement of confidentiality and non-disclosure Employee has to the Company and/or its affiliates, [EMPLOYEE] will not disclose or communicate Confidential Information or any other secret or confidential information to anyone. [EMPLOYEE] further agrees to keep the terms and contents of this Agreement completely confidential, except to consult with [EMPLOYEE]’s legal, tax or other financial advisors or immediate family members, or as otherwise required by law.

7. Assignment of Rights.

[EMPLOYEE] hereby assigns to the Company, to the extent not previously assigned to the Company and/or its affiliates, all of [EMPLOYEE]’s rights, title and interest in and to any and all inventions (and all proprietary rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by [EMPLOYEE], either alone or jointly with others, during the period of [EMPLOYEE]’s employment with the Company or its affiliates. [EMPLOYEE] recognizes that this Agreement does not require assignment of any invention demonstrated by [EMPLOYEE] to qualify fully for protection under Section 2870 of the California Labor Code, the text of which is substantially set forth below:

2870. Employment agreements; assignment of rights

i. Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(b) result from any work performed by the employee for the employer.

ii. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

[EMPLOYEE] acknowledges that all original works of authorship which have been and/or are made by [EMPLOYEE] (solely or jointly with others) within the scope of [EMPLOYEE]’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

From time to time, as and when requested by the Company and/or its affiliates, [EMPLOYEE] will execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as the Company and/or its affiliates may reasonably deem necessary or desirable to effectuate or evidence the assignment(s) contemplated by this paragraph 7, including, without limitation, executing and delivering to the Company and/or its affiliates or its or their designee such further assignments and other instruments, in each case as the Company and/or its affiliates may reasonably request for such purpose.

8. Further Cooperation.

[EMPLOYEE] agrees to cooperate fully with the Company, if so requested, with respect to any internal or external investigation or inquiry as well as any issues, claims or litigation (whether or not currently pending) involving the Company, or any other entity released herein, or any of those entities’ employees, including providing information and assistance and being reasonably available for both pre-trial discovery and trial proceedings at no cost to the Company other than that required under statute. [EMPLOYEE] further agrees to participate in any such investigation, inquiry, proceedings or action and to provide truthful and accurate testimony, documents, records and any other information requested. In addition, [EMPLOYEE] agrees to meet with attorneys or representatives of the Company, upon reasonable notice, in connection with any such investigation, inquiry, proceedings or action.

Exhibit “2”	5	Separation Agreement and General Release

9. No Lawsuits.

[EMPLOYEE] promises never to file a lawsuit, administrative complaint, or charge of any kind with any court, governmental or administrative agency or arbitrator against the Company or its officers, directors, agents or employees, asserting any claims that are released in this Agreement. [EMPLOYEE] represents and agrees that, prior to the effective date of this Agreement, [EMPLOYEE] has not filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against the Company or its officers, directors, agents or employees, asserting any claims that are released in this Agreement.

10. Complete Release.

(a) In consideration of the mutual covenants and promises contained herein, and subject to the consideration set forth above in Paragraph 1, [EMPLOYEE] hereby knowingly and voluntarily releases, absolves and discharges the Company and, as applicable, its officers, partners, attorneys, agents, officers, administrators, directors, employees, parents, affiliates, subsidiaries, representatives, and/or assigns and successors, past and present (collectively, the “Releasees”) from all rights, claims, demands, obligations, damages, losses, causes of action and suits of all kinds and descriptions, legal and equitable, known and unknown, that [EMPLOYEE] may have or ever have had against the Releasees from the beginning of time to the date of execution of this Agreement, including, but not limited to, any such rights, claims, demands, obligations, damages, losses, causes of action and suits arising out of, but not limited to, any right of [EMPLOYEE] or of any person arising under any law, statute, duty, contract, covenant, or order, or any liability for any act of age discrimination or other impermissible form of harassment or discrimination by the Company against [EMPLOYEE] or any other person, as prohibited by any state or federal statute or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 623 et seq., the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq., the California Fair Employment and Housing Act, the California Family Rights Act, all provisions of the California Labor Code, the California Government Code, the California Unemployment Insurance Code and the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions. This includes, but is not limited to, claims for employment discrimination, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, or any other claims relating to [EMPLOYEE]’s relationship with the Company. The matters that are the subject of the releases referred to in this Paragraph shall be referred to collectively as the “Released Matters.”

(b) [EMPLOYEE] further understands and acknowledges that:

(1) This Agreement constitutes a voluntary waiver of any and all rights and claims [EMPLOYEE] has against the Releasees as of the date of the execution of this Agreement, including rights or claims arising under the Age Discrimination in Employment Act;

(2) [EMPLOYEE] has waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds the payment or remuneration to which [EMPLOYEE] was already entitled;

(3) [EMPLOYEE] is hereby advised that [EMPLOYEE] may consult with an attorney of her choosing concerning this Agreement prior to executing it;

(4) [EMPLOYEE] has been afforded a period of at least 21 days to consider the terms of this Agreement, and in the event [EMPLOYEE] should decide to execute this Agreement in fewer than 21 days, [EMPLOYEE] has done so with the express understanding that [EMPLOYEE] has been given and declined the opportunity to consider this Agreement for a full 21 days; and

(5) [EMPLOYEE] may revoke this subparagraph 10(b) of the Agreement at any time during the seven (7) days following the date of execution of this Agreement by delivering a written notice to the General Counsel, Gemstar-TV Guide International, Inc., 6922 Hollywood Blvd., 12th Floor, Los Angeles, California 90028, which notice must be delivered within seven (7) calendar days of Your execution of this Agreement. This subparagraph 10(b) of the Agreement shall not become effective or enforceable until such revocation period has expired.

11. Unknown Claims.

[EMPLOYEE] acknowledges that there is a risk that subsequent to the execution of this Agreement, [EMPLOYEE] will incur or suffer damage, loss or injury to persons or property that is in some way caused by or connected with [EMPLOYEE]’s employment or the resignation/termination therefrom, but that is unknown or unanticipated at the time of the execution of this Agreement. [EMPLOYEE] does hereby specifically assume such risk and agrees that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated results of any and all matters caused by or connected with [EMPLOYEE]’s employment or the resignation/ termination therefrom, as well as those currently known or anticipated. Accordingly, [EMPLOYEE] acknowledges that [EMPLOYEE] has read the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor”

and that [EMPLOYEE] expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542, and furthermore waives any rights that [EMPLOYEE] might have to invoke said provisions now or in the future with respect to the Released Matters.

Exhibit “2”	5	Separation Agreement and General Release

12. Ownership of Claims.

[EMPLOYEE] represents and warrants that no portion of any of the Released Matters and no portion of any recovery or settlement to which [EMPLOYEE] might be entitled has been assigned or transferred to any other person, firm, entity or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Releasees or any of them because of any such purported assignment, subrogation or transfer, [EMPLOYEE] agrees to indemnify and hold harmless the Releasee(s) against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

13. No Representations.

[EMPLOYEE] represents and agrees that no promises, statements or inducements have been made to [EMPLOYEE] which caused [EMPLOYEE] to sign this Agreement other than those expressly stated in this Agreement.

14. Goodwill and Reputation of the Company.

[EMPLOYEE] agrees that [EMPLOYEE] will refrain from taking actions or making statements, written or oral, which disparage or defame the goodwill or reputation of the Releasees or which could adversely affect the morale of other employees of the Company.

15. Non-Admission of Discrimination or Wrongdoing.

This Agreement shall not in any way be construed as an admission that the Company or any individual has any liability to or acted wrongfully in any way with respect to [EMPLOYEE] or any other person. The Company specifically denies that it has any liability to or that it has done any wrongful, harassing and/or discriminatory acts against [EMPLOYEE] or any other person on the part of itself, or its officers, employees and/or agents.

16. Successors.

This Agreement shall be binding upon [EMPLOYEE] and upon [EMPLOYEE] heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and to its heirs, administrators, representatives, executors, successors and assigns.

17. Arbitration.

(a) Any Dispute between [EMPLOYEE] and Company will be resolved exclusively and finally by arbitration administered by the National Arbitration Forum (NAF) and conducted under its rules, except as otherwise provided below. [EMPLOYEE] and Company will agree on another arbitration forum if NAF ceases operations. Either party desiring to arbitrate shall give written notice to the other party within a reasonable period of time after the party becomes aware of the need for arbitration. The term “Dispute”, for purposes of this provision, shall mean any dispute, controversy, or claim arising out of or relating to (i) this Agreement, its enforcement, interpretation, termination, applicability or validity thereof, (ii) an alleged breach, default, or misrepresentation in connection with any of its provisions, or (iii) [EMPLOYEE]’s employment, including, but not limited to, any state or federal statutory claims. The arbitration shall be conducted before a single arbitrator and will be limited solely to the Dispute between [EMPLOYEE] and the Company. The arbitration, or any portion of it, shall not be consolidated with any other arbitration and shall not be conducted on a class-wide or class action basis. The arbitration shall be held in Los Angeles, California and shall be conducted in accordance with the NAF rules for the resolution of Employment Disputes as the exclusive forum for the resolution of such Dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. This arbitration agreement shall be enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-14 et seq., and final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Except as specifically provided for herein, should either party bring a Dispute in a forum other than the NAF, the arbitrator may award the other party its reasonable costs and expenses, including attorneys fees, incurred in staying or dismissing such other proceedings or in otherwise enforcing compliance with this dispute resolution provision. The parties acknowledge, agree and understand that they are hereby unequivocally waiving any rights to litigate disputes through a court, including the right to litigate claims on a class-wide or class action basis, and that they have expressly and knowingly waived those rights and agree to resolve any Disputes through binding arbitration in accordance with the provisions of this paragraph. [EMPLOYEE] and Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or [EMPLOYEE]’s reasonable attorneys’ fees and costs (including forum costs associated with the arbitration) incurred by it or [EMPLOYEE] in connection with resolution of the dispute in addition to any other relief granted. Information may be obtained from the NAF on line at www.arb-forum.org, by calling 800-474-2371, or writing to P.O. Box 50191, Minneapolis, MN, 55405.

(b) Should [EMPLOYEE] or the Company institute any legal action or administrative proceeding with respect to any claim waived by this Agreement or pursue any dispute or matter covered by this paragraph by any method other than such arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

18. Severability and Governing Law.

(a) Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

Exhibit “2”	5	Separation Agreement and General Release

(b) This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.

19. Proper Construction.

(a) The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

(b) As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

(c) The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

20. Entire Agreement.

This Agreement constitutes the entire agreement between and among the parties pertaining to the subject matter hereof and the final, complete and exclusive expression of the terms and conditions of their agreement. Any and all prior agreements, representations, negotiations and understandings made by the parties, oral and written, express or implied, are hereby superseded and merged herein, except for those provisions in that certain letter agreement having an original Effective Date of                                 , between [EMPLOYEE] and the Company, as it may have been thereafter amended (“Employment Agreement”) which expressly extend or survive beyond the termination of that Employment Agreement or [EMPLOYEE]’s employment with the Company and which are not expressly and specifically superseded by this Agreement, including, but not limited to, the provisions in that Employment Agreement regarding Exclusivity/Non-Competition, Non-Solicitation/Employer Interests, Soliciting Employees, Confidential Information, and Arbitration.

21. Execution in Counterparts.

This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one agreement.

Executed this              day of                     , 200    .

[EMPLOYEE]

Executed this              day of                     , 200    .

[COMPANY]

By:
Name:
Title:

Exhibit “2”	5	Separation Agreement and General Release